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                                                                      EXHIBIT 12

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(a)
Sunoco, Inc. and Subsidiaries

(Millions of Dollars Except Ratio)
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                                                          For the Year
                                                              Ended
                                                        December 31, 2000
                                                        -----------------
                                                            (UNAUDITED)
Fixed Charges:
  Consolidated interest cost and debt expense                     $  82
  Proportionate share of interest cost and debt
    expense of 50 percent owned but not controlled
    affiliated companies                                              5
  Interest allocable to rental expense(b)                            39
                                                                  -----
    Total                                                         $ 126
                                                                  =====

Earnings:
  Consolidated income before income tax expense                   $ 596
  Proportionate share of income tax expense of
    50 percent owned but not controlled affiliated
    companies                                                         3
  Equity in income of less than 50 percent owned
    affiliated companies                                            (17)
  Dividends received from less than 50 percent
    owned affiliated companies                                       14
  Fixed charges                                                     126
  Interest capitalized                                               (4)
  Amortization of previously capitalized interest                     1
                                                                  -----
      Total                                                       $ 719
                                                                  =====
Ratio of Earnings to Fixed Charges                                 5.71
                                                                  =====


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(a)  The consolidated financial statements of Sunoco, Inc. and subsidiaries contain the accounts of all subsidiaries that are controlled (generally more than 50 percent owned) except for Radnor Corporation, the Company's wholly owned real estate development subsidiary, which is accounted for as an investment held for sale. Affiliated companies over which the Company has the ability to exercise significant influence but that are not controlled (generally 20 to 50 percent owned) are accounted for by the equity method.

(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.